Exhibit 5.1

[Letterhead of Goodwin Procter LLP]

April 16, 2010

CombinatoRx, Incorporated

245 First Street

Third Floor

Cambridge, Massachusetts 02142

Ladies and Gentlemen:

This opinion letter is furnished to you in our capacity as counsel to CombinatoRx, Incorporated, a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering for resale from time to time of up to 21,060,796 shares of the Company’s common stock, $0.001 par value per share (the “Shares”), which may be sold pursuant to the Registration Statement by the selling stockholders named therein.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and validly issued, and are fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP